EXHIBIT 99.1

April 24, 2003

WASHINGTON GROUP PROMOTES THREE BUSINESS UNIT EXECUTIVES

Boise, Idaho – Washington Group International, Inc. (NASDAQ: WGII) today announced that three veteran industry executives have been promoted to head positions of company business units. The announcement was made jointly by Stephen M. Johnson, senior executive vice president and chief business development officer, and Thomas H. Zarges, senior executive vice president and chief operating officer.

•                       Roy E. Wilkes, formerly executive vice president of the Mining Business Unit, has been named president of that unit.

•                       Greg P. Therrien, formerly president of the Industrial/Process Business Unit, has been named president of the Infrastructure Business Unit.

•                       Gary C. Baughman, formerly senior vice president of business development of the Industrial/Process Business Unit, has been promoted to president of that unit.

“The promotions of our people to challenging new responsibilities is energizing and invigorating to the organization,” said Johnson. “These three executives are very well prepared and deserving of their recognition and new responsibilities.”

Said Zarges: “Performance is key to our credibility and our three new business unit presidents have histories of outstanding performance.  Steve and I look forward to working closely with them as Washington Group’s business grows.”

Wilkes joined Washington Group in 1997 executive vice president of the Mining Unit and has 37 years of mining experience with a variety of minerals, including lead, zinc, silver, copper, molybdenum, and limestone. Prior to joining Washington Group, he served as executive vice president and chief operating officer of Santa Fe Pacific Gold Corporation, the fourth largest gold producer in the United States. He earlier worked for Missoula, Montana-based Washington Corporations, responsible for merger and acquisition activities. He also served as a director and officer with several of the operating companies within Washington Corporations.

Therrien replaces Steve Johnson, who has been serving as president of the Infrastructure Unit since late last year. Therrien has spent his entire 24-year career with Washington Group and was promoted to president of the Industrial/Process Business Unit in July 2001. He previously served as chief operating officer of the unit. He also served as senior vice president of Industrial Manufacturing Operations and was responsible for all of Washington Group’s worldwide automotive, industrial manufacturing, and buildings operations. For several years, he headed the Detroit area office and was responsible for the company’s long-term relationship with General Motors and the worldwide growth of automotive operations to include other automakers.

Baughman joined Washington Group in 2000 as senior vice president – business development for Industrial/Process. He joined the company from Day & Zimmerman International where he served as vice president – operations and was responsible for managing the Northeast operations for the Process & Industrial business unit. He earlier worked for Fluor Corporation as senior director – global development and in business development and other executive positions for Fluor Daniel.

Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.  With approximately 30,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, operations, maintenance, program management, and development services in 14 major markets.

Markets Served

Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals, process, pulp and paper, telecommunications, transportation, and water-resources.

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